EXECUTION COPY
Exhibit 10.36
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of the 14th day of December, 2006, to be effective as of December 29, 2006 (the “Effective Date”), by and between Sun-Times Media Group, Inc., a Delaware corporation (the “Employer”), and James D. McDonough (the “Executive”).
RECITALS
     The Executive currently serves as Assistant General Counsel to the Employer. Effective as of the close of business on December 29, 2006, the Employer desires that the Executive continue to provide services for the benefit of the Employer as its Vice President, General Counsel and Secretary and the Executive desires to accept such continued employment with the Employer.
     NOW, THEREFORE, in consideration of the above premises and the following mutual covenants and conditions, the parties agree as follows:
     1. Employment. This Agreement shall not become effective until the Effective Date. Effective as of the close of business on the Effective Date, the Employer shall employ the Executive as its Vice President, General Counsel and Secretary and the Executive hereby accepts such employment on the following terms and conditions.
     2. Duties. The Executive shall work for the Employer in a full-time capacity. From the Effective Date through the expiration of this Agreement, the Executive shall have the duties, responsibilities, powers, and authority customarily associated with the positions of Vice President, General Counsel and Secretary. The Executive shall report to, and follow the direction of, the President and Chief Executive Officer of the Employer. In addition to, or in lieu of, the foregoing, the Executive also shall perform such other duties as may be assigned to him from time to time by the President and Chief Executive Officer. The Executive shall diligently, competently, and faithfully perform all duties, and shall devote his entire business time, energy, attention, and skill to the performance of duties for the Employer and will use his best efforts to promote the interests of the Employer; provided the Executive shall be entitled to devote time to personal investments and professional activities to the extent such activities do not unduly interfere with his duties hereunder.
     3. Term of Employment. The initial term of employment hereunder shall commence on the Effective Date and end on December 31, 2007. The then current term of employment hereunder as of any time is referred to herein as the “Current Term”. On December 31, 2007, and on each succeeding December 31, the term of employment shall be renewed for successive periods of one (1) year, unless the Board of Directors of the Employer (the “Board”) provides the Executive, or the Executive provides the Board, with written notice to the contrary at least thirty (30) days prior to the end of the Current Term.

     4. Compensation.
          A. Salary. As of the Effective Date, the Employer shall pay the Executive an annual salary of US$275,000 (the “Base Salary”), payable in substantially equal installments in accordance with the Employer’s payroll policy from time to time in effect. The Executive’s salary shall be subject to any payroll or other deductions as may be required to be made pursuant to law, government order, or by agreement with, or consent of, the Executive. The Base Salary is subject to increase at the discretion of the Board, or a Committee thereof acting under delegated authority, as appropriate.
          B. Performance Bonus. Beginning with calendar year 2007, during the term of this Agreement, the Executive shall be eligible for an annual bonus targeted at fifty percent (50%) of the Executive’s Base Salary (the “Target Bonus”), such bonus, if any, to be paid no later than the date which is two and one-half (2 1 / 2 ) months following the end of each calendar year. The bonus shall be based upon an annual calendar year bonus plan, to be established by the Board prior to or as soon as reasonably practicable after each January 1. The actual bonus to be paid to Executive shall be determined by the Board, or by a committee thereof with delegated authority, based upon such criteria as are established by the Board or such committee and communicated to Executive. The actual bonus to be paid to Executive may exceed or be lower than the Target Bonus, based upon performance relative to the established criteria.
          C. Long-Term Incentive Plan. Beginning with calendar year 2007, the Executive shall be eligible to receive an annual award (the “Incentive Award”) under the Employer’s Long-Term Incentive Plan (the “LTIP”). The terms of any Incentive Award, including those relating to the vesting and payment thereof, are subject to the terms and conditions of the LTIP, which is incorporated herein by reference. The actual Incentive Award to be awarded to the Executive shall be determined by the Board, or by a committee thereof with delegated authority, in its discretion.
          D. Other Compensation. Executive shall be eligible to participate in any and all other incentive compensation programs established by Employer in which Employer’s senior executives participate or with respect to which they are eligible. The Board, or a Committee thereof with delegated authority, shall determine the amount of any such awards in its sole discretion.
          E. Benefits and Perquisites. Executive shall be eligible to participate in all benefit plans and programs for which other senior executives of Employer are eligible, and shall be entitled to such perquisites as are available to other senior executives of Employer, and such additional perquisites as may be approved by the Board or the Compensation Committee thereof.
     5. Expenses. The Employer shall reimburse the Executive for expenses in accordance with the Employer’s policies from time to time in effect.

     6. Termination. The Executive’s services under this Agreement shall terminate upon the first to occur of the following events:
          A. At the end of the then Current Term of this Agreement if not renewed in accordance with the provisions of Paragraph 3 hereof.
          B. Upon the Executive’s date of death or the date the Executive is given written notice from the Employer that he has been determined to be disabled. For purposes of this Agreement, the Executive shall be deemed to be “disabled” if the Executive, as a result of illness or incapacity, shall be unable to perform substantially his required duties for a period of three (3) consecutive months or for any aggregate period of three (3) months in any six (6) month period.
          C. On the date the Employer provides the Executive with written notice that he is being terminated for “Cause.” For purposes of this Agreement, “Cause” means that Executive has: (i) been convicted of (or has pleaded guilty or no contest to) a felony, or (ii) engaged in conduct that constitutes willful gross neglect or willful gross misconduct with respect to his employment duties; provided, no act or omission on Executive’s part shall be considered “willful” if conducted in good faith and with a reasonable belief that his conduct was in the best interests of Employer. Notwithstanding the foregoing, the Employer may not terminate Executive’s employment for Cause under clause (ii) of this Paragraph 6C unless Executive is given at least thirty (30) days to cure any such conduct (if capable of cure), and only after Executive has received a certified copy of a resolution of the Board terminating his employment for Cause and stating specifically the conduct that the Board believes satisfies the definition of Cause.
          D. On the date the Executive terminates his employment for any reason, provided that the Executive shall give the Employer thirty (30) days written notice prior to such date of his intention to terminate this Agreement.
          E. On the date the Employer terminates the Executive’s employment for any reason other than in the event of Executive’s death or disability or for Cause, provided that the Employer shall give the Executive thirty (30) days written notice prior to such date of its intention to terminate this Agreement.
     7. Compensation upon Termination.
          A. If the Executive’s services are terminated pursuant to Paragraph 6B, 6C or (except as provided in Paragraph 7C) 6D, or the Executive elects to terminate this Agreement at the end of its then Current Term pursuant to Paragraph 6A, the Executive shall be entitled to his salary and health and welfare benefits through his final date of active employment, plus any accrued but unused vacation pay. The Executive shall also be entitled to any benefits mandated under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) or required under the terms of any death, insurance, or retirement plan, program, or agreement, or any other plan or arrangement, provided by the Employer and to which the Executive is a party or in which the Executive is a participant, including, but not limited to, any short-term or long-term disability plan or program, if applicable. All payments and benefits described in this Paragraph 7A are referred to herein as “Accrued Obligations.”
          B. If the Executive’s services are terminated pursuant to Paragraph 6E, or the Employer elects to terminate this Agreement at the end of its then Current Term pursuant to Paragraph 6A, in either case (x) prior to and not in connection with a Change in Control (as defined herein) or (y) following the twenty-four (24) month period following the occurrence of any such Change in Control, Executive shall receive (except as otherwise provided in Paragraph 7E) (i) a lump sum equal to (a) one times the sum of the final Base Salary plus Target Bonus plus (b) a pro-rata annual bonus for the year in which termination of employment occurs, determined by multiplying the Target Bonus by a fraction, the numerator of which is the number of days elapsed in the calendar year in which termination of employment occurs through the date of termination of Executive’s services under this Agreement (such date, the “Final Date”), and the denominator of which is 365 (the “Pro-Rata Bonus”) plus (c) any bonus that was earned by Executive under Paragraph 4B with respect to a prior calendar year but not paid as of the Final Date, (ii) continuation for a period ending one year from the Final Date (the “Continuation Period”) of medical, dental, vision and life insurance benefits provided to Executive immediately prior to termination of employment, subject to the Company’s continuation of such benefits for its employees and to Executive’s payment of the cost of such benefits to the same extent that active employees of the Company are required to pay for such benefits from time to time, provided that such continuation coverage shall end earlier upon Executive’s becoming eligible for comparable coverage under another employer’s benefit plans and (iii) the Accrued Obligations. For purposes of COBRA, the date of Executive’s “qualifying event” arising out of such termination of employment shall be the date of termination of employment. Upon termination of the Executive’s services under this Agreement pursuant to this Paragraph 7B (except as otherwise provided in Paragraph 7E), (i) all unvested cash Incentive Awards shall become immediately vested and payable (if applicable) as and to the extent provided in the LTIP, and (ii)(a) all unvested equity-based awards under the LTIP or otherwise that would have vested under the original vesting schedule for such awards at any time during the Continuation Period shall become immediately fully vested and payable (if applicable) and (b) all other unvested equity-based awards under the LTIP or otherwise shall immediately terminate. Employer’s obligations to pay the amounts and furnish the benefits as provided in this Paragraph 7B shall be conditioned upon receipt by Employer of Executive’s written waiver and release of the Employer from all claims related to the Executive’s employment and termination of employment, including without limitation for additional severance payments and benefits and otherwise, which has become irrevocable and effective in accordance with its terms (the “Release”). All payments described in this Paragraph 7B shall be made to Executive in a single lump sum on the later of (A) the date on which the Release becomes irrevocable and effective in accordance with its terms and (B) ten (10) business days following the date of termination of the Executive’s services under this Agreement.
          C. In the event of a Change in Control, and the subsequent termination, within twenty-four (24) months after the Change in Control, of Executive’s services under this Agreement by Employer without Cause (including pursuant to the Employer’s election to terminate this Agreement at the end of the then Current Term pursuant to Paragraph 6A) or by Executive for Good Reason, the Executive shall receive (except as otherwise provided in Paragraph 7E) (i) a lump sum amount equal to (a) the Pro-Rata Bonus, plus (b) Executive’s final Base Salary multiplied by two (2), plus (c) Executive’s Target Bonus multiplied by two (2), plus (d) any bonus that was earned by Executive under Paragraph 4B with respect to a prior calendar year but not paid as of the Final Date; (ii) continuation for a period ending two years from the Final Date of medical, dental, vision and life insurance benefits provided to Executive immediately prior to termination of employment, subject to the Company’s continuation of such benefit plans for its employees and to Executive’s payment of the cost of such benefits to the same extent that active employees of the Company are required to pay for such benefits from time to time, provided that such continuation coverage shall end earlier upon Executive’s becoming eligible for comparable coverage under another employer’s benefit plans; and (iii) the Accrued Obligations. For purposes of COBRA, the date of Executive’s “qualifying event” arising out of such termination of employment shall be the date of termination of employment. In addition, upon a Change in Control, all unvested Incentive Awards shall become immediately vested and payable (if applicable) as and to the extent provided in the LTIP, and all other unvested equity-based awards and grants previously made to Executive under the LTIP or otherwise shall become immediately fully vested and payable (if applicable). All payments described in this Paragraph 7C shall be made to Executive in a single lump sum on a date that is not later than ten (10) business days following the date of termination of Executive’s services under this Agreement.
          For purposes of this Agreement, “Good Reason” for termination of Executive’s employment by Executive shall exist if a Change of Control has occurred and, at any time during the twenty-four (24) months thereafter, any of the following has also occurred: (i) Executive’s title, authority, or principal duties are materially reduced, materially diminished or eliminated; (ii) Executive’s Base Salary is reduced or Executive’s benefits are diminished (except in connection with reduction of base salaries or benefits, as the case may be, on substantially an Employer-wide basis, so long as Executive’s reduction is not less favorable on a percentage basis than the reductions applicable to other members of senior management of the Employer; or (iii) Executive’s principal place of employment is relocated to a location that results in an increase in Executive’s one-way commute of more than thirty-five (35) road miles from the prior commuting distance.
          For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred upon:
               (1) the acquisition after the date of this Agreement by any “person” (as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding for this purpose, (i) the Employer or any subsidiary of the Employer or (ii) any employee benefit plan of the Employer or of any subsidiary of the Employer or any person or entity organized, appointed or established by the Employer for or pursuant to the terms of any such plan which acquires after the date of this Agreement beneficial ownership of voting securities of the Employer, or (iii) RSM Richter Inc. (“Richter”), in its capacity (but solely in its capacity) as (x) interim receiver, receiver and manager of the assets, undertakings and properties of Ravelston Corporation Limited (“RCL”) and Ravelston Management Inc. (“RMI”) pursuant to the Receivership Order of the Ontario Superior Court of Justice dated April 20, 2005, and (y) monitor of RCL and RMI pursuant to the CCAA Initial Order of the Ontario Superior Court of Justice dated April 20, 2005 (Richter, in its capacities as interim receiver, receiver, manager and monitor pursuant to the foregoing orders of the Ontario Superior Court of Justice, is referred to as the “Receiver”), and any Person which as of April 20, 2005 was a direct or indirect subsidiary of RCL or RMI (a “Ravelston Subsidiary”); provided, that each such Ravelston Subsidiary shall only be deemed to be covered by this clause (iii) for so long as (A) it is and remains a Ravelston Subsidiary, (B) Richter remains Receiver, and (C) Richter, in its capacity as Receiver, beneficially owns no more voting securities of Employer than were beneficially owned by RCL and RMI on April 20, 2005) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Employer representing more than fifty percent (50%) of the combined voting power of the Employer’s then outstanding securities; provided, however, that no Change in Control will be deemed to have occurred as a result of a change in ownership percentage resulting solely from an acquisition of securities by the Employer; or
          (2) the members of the Board as of the Effective Date (collectively, “Incumbent Directors”) and any new directors whose election by the Board or nomination by the Board for election by the Employer’s stockholders was approved by a vote of a least two-thirds ( 2 / 3 ) of the directors then still in office who either are Incumbent Directors or whose election or nomination for election was previously so approved (such new directors being referred to as “Successor Incumbent Directors”) ceasing for any reason to constitute at least a majority of the Board; or
          (3) the adoption, enactment or effectiveness of any action (including, without limitation, by resolution or by amendment to the Employer’s charter or bylaws) that materially limits or diminishes the power or authority of the Employer’s board of directors or any committee thereof, if such action has not been approved by a vote of a least two-thirds ( 2 / 3 ) of the directors then still in office who either are Incumbent Directors or Successor Incumbent Directors; or
          (4) the consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all of the assets of the Employer (a “Business Combination”), in each case, unless, following such Business Combination, all or substantially all of the individuals and entities who were the beneficial owners of outstanding voting securities of the Employer immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the entity resulting from such Business Combination (including, without limitation, an entity which, as a result of such transaction, owns the Employer, or all or substantially all of the Employer’s assets, either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the outstanding voting securities of the Employer; or
               (5) the shareholder approval of a complete liquidation or dissolution of the Employer.
          D. Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any Payment would be subject to the Excise Tax, then the amounts and benefits payable to the Executive under this Agreement or otherwise shall be reduced so that the Parachute Value of all Payments, in the aggregate, equals the Safe Harbor Amount, but only if the effect of such reduction would be to place Executive in a better after-tax economic position than Executive would have been in had no such reduction been effected. The reduction of the amounts payable hereunder, if applicable, shall be made by first reducing the cash severance payments under Paragraph 7C or 7B, as applicable, unless an alternative method of reduction is elected by the Executive, and in any event shall be made in such a manner as to maximize the Value of all Payments actually made to the Executive. All determinations required to be made under this Paragraph 7D, including the assumptions to be utilized in arriving at such determination, shall be made by the Employer’s auditor in effect immediately prior to a Change of Control or such other nationally recognized certified public accounting firm as may be designated by the Employer (the “Accounting Firm”). In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Employer may appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). The Accounting Firm shall provide detailed supporting calculations both to the Employer and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment or such earlier time as is requested by the Employer. All fees and expenses of the Accounting Firm shall be borne solely by the Employer. Any determination by the Accounting Firm shall be final and binding upon the Employer and the Executive.
          For purposes of this Paragraph 7D, the following terms shall have the following meanings:
(a) “Excise Tax” shall mean the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.
(b) “Parachute Value” of a Payment shall mean the present value as of the date of the change of control for purposes of Section 280G of the Code of the portion of such Payment that constitutes a “parachute payment” under

Section 280G(b)(2), as determined by the Accounting Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.
(c) “Payment” shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise.
(d) “Safe Harbor Amount” means 2.99 times the Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code.
(e) “Value” of a Payment shall mean the economic present value of a Payment as of the date of the change of control for purposes of Section 280G of the Code, as deter-mined by the Accounting Firm using the discount rate required by Section 280G(d)(4) of the Code.
          E. Notwithstanding the foregoing, the Employer may elect to terminate this Agreement at the end of its then Current Term pursuant to Paragraph 6A but not terminate Executive’s employment with the Employer. If the Employer so elects, and if the Employer has Comparable Severance Policies (as defined below) in effect as of the date on which this Agreement is so terminated, then the Executive shall not be entitled to receive the payments and benefits described in Paragraph 7B or 7C. For purposes of this Agreement, “Comparable Severance Policies” means one or more policies, programs or arrangements that have been approved by the Board (or its Compensation Committee) which would entitle the Executive to receive (in the absence of an employment agreement) upon a subsequent termination of employment by the Employer under circumstances described in Paragraph 6E, payments and benefits that are substantially identical to and no less favorable than those described in Paragraph 7B or 7C, as applicable. Following the termination of this Agreement pursuant to the Employer’s election under this Paragraph 7E, the Employer agrees that any subsequent modification of the Comparable Severance Policies shall not be effective as to the Executive if such modifications would result in the Executive receiving payments and benefits (upon a subsequent termination of employment by the Employer under circumstances described in Paragraph 6E) that are less favorable than those described in Paragraph 7B or 7C, as applicable.
          8. Confidential Information. Executive acknowledges that the Confidential Information (as defined herein) obtained by him concerning the business and affairs of the Employer and its affiliates and its and their predecessors during the course of his performance of services for, or employment with, any of the foregoing persons (whether or not compensated for such services) are the property of the Employer and its affiliates. Therefore, Executive agrees that he will not at any time (whether during or after his employment period) disclose to any unauthorized person or, directly or indirectly, use for his own account, any Confidential Information without the Board’s consent. Executive agrees to deliver to the Employer at the termination of his employment, or at any other time the Employer may request in writing (whether during or after his employment period), all memoranda, notes, plans, records, reports and other documents, regardless of the format or media (and copies thereof), relating to the business of the Employer and its affiliates and its and their predecessors which he may then possess or have under his control and which contain Confidential Information. As used herein, “Confidential Information” means information or materials of a confidential or proprietary nature and includes, but is not limited to, (a) matters of a technical nature, such as trade secrets, methods, data and know-how, inventions, designs, machines, computer programs or printouts, and documentation and similar items or research projects, and (b) matters of a business nature, such as information about past, present, or future company performance, correspondence, notes, reports, files, financial information, sales figures and projections, budgets, marketing plans, price lists, strategies, and lists of actual or potential customers, partners, or investors. Notwithstanding the foregoing, Confidential Information shall not include information that is generally ascertainable from public or published information or trade sources.
     9. Noncompetition and Nonsolicitation; Remedies.
          A. The Executive covenants and agrees that, during the Executive’s employment with the Employer and for the period of one (1) year after the effective date of the Executive’s termination of employment for whatever reason (the “Restricted Term”), he will not (a) be employed in an executive or managerial capacity by, or (b) provide whether as an employee, independent contractor, consultant, or otherwise, any services of an executive or managerial nature or any services similar to those provided by the Executive to the Employer during the Executive’s employment with the Employer to, any company or entity engaged in the production or sale of newspapers or news magazines in any market which is served by the Employer or which the Employer is actively preparing to serve at the time of the Executive’s termination of employment. The Executive acknowledges that the restrictions contained in this Paragraph 9A are necessary to protect the Employer’s legitimate interests in its Confidential Information and customer relationships.
          B. The Executive covenants and agrees that during the Executive’s employment with the Employer and the Restricted Term, other than in the proper performance of the Executive’s duties while employed by the Employer, the Executive will not employ, retain, solicit, attempt to solicit, knowingly assist in the employment or retention of, or seek to influence or induce to leave the Employer’s employment or service any individual who is employed or retained as an independent contractor by the Employer at such time or who was employed or retained as an independent contractor by the Employer at any time during the three (3) month period prior to the Executive’s date of termination. The Executive acknowledges that the restrictions contained in this Paragraph 9B are necessary to protect the Employer’s legitimate interests in its Confidential Information, customer relationships, and employee relationships.
          C. The Executive acknowledges and agrees that any breach or threatened breach by the Executive of Paragraphs 8 and 9 of this Agreement will cause irreparable harm and continuing damages to the Employer and that the remedy at law for any such breach or threatened breach will be inadequate. Accordingly, in addition to any other remedies that may be available to the Employer at law or in equity in such event, the Employer shall be entitled to seek and obtain, from any court of competent jurisdiction, an injunction or injunctions, without bond or other security and without having to show that money damages will be inadequate or impossible to determine and without proving special damages or irreparable injury, enjoining and restricting the breach or threatened breach. If the Employer succeeds in securing any such relief, the Executive will pay all of the costs and expenses, including reasonable attorneys’ fees, that the Employer incurs in obtaining such relief.
     10. Notices. Any and all notices required in connection with this Agreement shall be deemed adequately given only if in writing and (a) personally delivered, or sent by first class, registered, or certified mail, postage prepaid, return receipt requested or by recognized overnight courier, (b) sent by facsimile, provided a hard copy is mailed on that date to the party for whom such notices are intended, or (c) sent by other means at least as fast and reliable as first class mail. A written notice shall be deemed to have been given to the recipient party on the earlier of (i) the date it shall be delivered to the address required by this Agreement; (ii) the date delivery shall have been refused at the address required by this Agreement; (iii) with respect to notices sent by mail or overnight courier, the date as of which the Postal Service or overnight courier, as the case may be, shall have indicated such notice to be undeliverable at the address required by this Agreement; or (iv) with respect to a facsimile, the date on which the facsimile is sent and receipt of which is confirmed. Any and all notices referred to in this Agreement, or which either party desires to give to the other, shall be addressed to the Executive at 2300 West Armitage Avenue, No. 7, Chicago, IL 60647, or to its principal office in the case of the Employer. The Executive and the Employer may change the applicable addresses for notice by providing to the other at least five (5) days advance written notice thereof in accordance with the foregoing provisions of this Paragraph 10.
     11. Waiver of Breach. A waiver by the Employer of a breach of any provision of this Agreement by the Executive shall not operate or be construed as a waiver or estoppel of any subsequent breach by the Executive. No waiver shall be valid unless in writing and signed by an authorized officer of the Employer.
     12. Assignment. The Executive acknowledges that the services to be rendered by him are unique and personal. Accordingly, the Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement. The rights and obligations of the Employer under this Agreement shall inure to the benefit and shall be binding upon the successors and assigns of the Employer. Employer covenants and agrees that it will secure the assumption by or the agreement of any successor or assignee of this Agreement to the terms hereof.
     13. Entire Agreement; Amendment. This Agreement sets forth the entire and final agreement and understanding of the parties and contains all of the agreements made between the parties with respect to the subject matter hereof. This

Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto, with respect to the subject matter hereof. No change or modification of this Agreement shall be valid unless in writing and signed by the Employer and the Executive.
     14. Severability. If any provision of this Agreement shall be found invalid or unenforceable for any reason, in whole or in part, then such provision shall be deemed modified, restricted, or reformulated to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified, restricted, or reformulated or as if such provision had not been originally incorporated herein, as the case may be. The parties further agree to seek a lawful substitute for any provision found to be unlawful; provided, that, if the parties are unable to agree upon a lawful substitute, the parties desire and request that a court or other authority called upon to decide the enforceability of this Agreement modify those restrictions in this Agreement that, once modified, will result in an agreement that is enforceable to the maximum extent permitted by the law in existence at the time of the requested enforcement.
     15. Headings. The headings in this Agreement are inserted for convenience only and are not to be considered a construction of the provisions hereof.
     16. Counterparts. This Agreement may be executed in several counterparts, each of which shall be considered an original, but which when taken together, shall constitute one agreement.
     17. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Illinois, without reference to its conflict of law provisions.
     18. Litigation Expenses. In the event Executive brings an action seeking to enforce his rights under this Agreement, the Employer will pay, on a regular and current basis, all of Executive’s reasonable legal fees and expenses incurred in connection with such action. Executive will be obligated to return all amounts so advanced only in the event of a final judgment or arbitration determination denying in full Executive’s requested relief.
     19. Indemnification. During and after the term hereof, Executive shall be entitled to indemnification by Employer from and against any loss, cost or expense incurred by Executive in connection with any threatened, pending or completed action, suit or proceeding, by reason of the fact that Executive is or was a director, officer or employee of Employer to the fullest extent permitted under applicable law. Executive shall be entitled to advancement of expenses to the fullest extent permitted under applicable law, subject to an undertaking by Executive to repay such amounts if it is ultimately determined that Executive was not entitled to such advance or to any such indemnification.

     20. Certain Waivers. The Executive hereby waives and disclaims any claim that the appointment of Richter as (i) interim receiver, receiver and manager of the assets, undertakings and properties of RCL and RMI pursuant to the Receivership Order of the Ontario Superior Court of Justice dated April 20, 2005, and (ii) monitor of RCL and RMI pursuant to the CCAA Initial Order of the Ontario Superior Court of Justice dated April 20, 2005, constitutes a Change in Control for purposes of this Agreement. The Executive covenants and agrees that he will not bring, assert or maintain any claim that the appointment of Richter as receiver and monitor or RCL and RMI as described above constitutes a Change in Control for purposes of this Agreement.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties have set their signatures on the date first written above.

SUN-TIMES MEDIA GROUP, INC.,
a Delaware corporation

By:	/s/ Cyrus F. Freidheim, Jr.

Its: President and Chief Executive Officer

JAMES D. MCDONOUGH

/s/ James D. McDonough

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